Exhibit 99.906CERT

CERTIFICATIONS PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. Section 1350), the undersigned officers of Minnesota Municipal Income Portfolio Inc. (the fund) do hereby certify, to the best of each such officer’s knowledge, that:

1.                            The N-CSR of the fund (the report) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.                            The information contained in the report fairly presents, in all material respects, the financial condition and results of the operations of the fund.

By:
/s/ Thomas S. Schreier, Jr.
Thomas S. Schreier, Jr. President

Date: April 8, 2005

By:
/s/ Charles D. Gariboldi
Charles D. Gariboldi Treasurer

Date: April 8, 2005